Exhibit 11 under Form N-1A
                                              Exhibit 23 under Item 601/Reg. S-K


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the references to our firm under the captions "Financial Highlights" in Post-Effective Amendment Number 10 to the Registration Statement (Form N-1A No. 33-40428) and the related Prospectus of RIMCO Monument Funds (comprising respectively, RIMCO Monument Prime Money Market Fund, RIMCO Monument U.S. Treasury Money Market Fund, RIMCO Monument Bond Fund, RIMCO Monument Stock Fund, and RIMCO Monument Small Capitalization Equity Fund), dated June 30, 1997 and to the incorporation by reference therein of our report dated June 18, 1997 on the financial statements and financial highlights of RIMCO Monument Funds included in its Combined Annual Report to Shareholders for the year ended April 30, 1997.

                                                               ERNST & YOUNG LLP



Pittsburgh, Pennsylvania
June 24, 1997